Exhibit 10.29

MANAGEMENT AGREEMENT

among

US UNWIRED INC.

IWO HOLDINGS, INC.

INDEPENDENT WIRELESS ONE CORPORATION

and

INDEPENDENT WIRELESS ONE

LEASED REALTY CORPORATION

i

MANAGEMENT AGREEMENT

This Management Agreement (the “Agreement”) is entered into as of April 1, 2004, by and among US Unwired Inc., a Louisiana corporation (“USU”), IWO Holdings, Inc., a Delaware corporation (“Holdings”), Independent Wireless One Corporation, a Delaware corporation (“Independent”), and Independent Wireless One Leased Realty Corporation, a Delaware corporation (“Realty”) (Realty, Independent and Holdings are collectively “IWO”).

WHEREAS, USU owns 100% of the equity interests in Holdings;

WHEREAS, Holdings owns 100% of the equity interests in Independent, which is a Sprint Network affiliate;

WHEREAS, Independent owns 100% of the equity interests in Realty, which owns certain wireless related real estate assets;

WHEREAS, IWO desires to retain USU’s management expertise in the operation of IWO’s business, including the determination of policy, the hiring, supervision and dismissal of personnel, day-to-day operations, the enforcement and performance of its Sprint (“Sprint”) PCS Network agreements and the payment of financial obligations and operating expenses (the “Business”); and

WHEREAS, USU is willing to provide management services for IWO on the terms and subject to the conditions contained in this Agreement.

NOW, THEREFORE, for and in consideration of the premises, the covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the execution and delivery hereof, the parties agree as follows:

Section 1. ENGAGEMENT.

IWO hereby engages USU to oversee, manage and supervise the development and operation of the Business and for USU to provide accounting, retention and supervision of outside auditors, executive management, finance, human resources, legal, marketing, sales, engineering, technical, and other managerial and administrative services to IWO (the “Management Services”), all to the full extent heretofore provided by USU in connection with the Business from January 1, 2003 through the date of this Agreement (the “Prior Period”) including in connection with IWO’s restructuring. USU hereby accepts such engagement, subject to and upon the terms and conditions set forth herein.

Section	2. MANAGEMENT STANDARDS.

(a) USU shall perform the Management Services and discharge its other duties hereunder in compliance with all applicable law. In performing the Management Services and its other duties hereunder, USU shall act in a manner that it reasonably believes to be in the best interests of IWO consistent with the standards set forth herein. Nothing in this Agreement shall be construed as constituting USU an agent of IWO beyond the extent expressly provided in, and as limited by, this Agreement.

(b) USU shall devote comparable attention and services to IWO as those devoted by USU in its management of other wireless communications systems or markets directly or indirectly owned or managed by USU, and will otherwise deal with IWO subject to the terms of this Agreement.

Section	3. SERVICES TO BE PROVIDED.

(a) SCOPE OF SERVICES. Subject to IWO’s oversight, review and ultimate control and approval and the limitations of Section 3(c) below, USU shall be responsible for managing the supervision, design, construction and operation of IWO and the Business. Among other things, USU shall have the right to select the persons who shall perform all design, construction, management or operational services and may elect to use its own employees or engage independent contractors. To this end, USU shall provide generally, on the terms and subject to the conditions set forth herein and in a manner consistent with the standards set forth herein, supervisory services with respect to (x) all administrative, accounting, billing, credit, collection, insurance, purchasing, clerical and such other general services as may be necessary to the administration of the Business, (y) operational, engineering, maintenance, construction, repair and such other technical services as may be necessary to the construction and operation of the Business, and (z) marketing, sales, advertising and such other promotional services as may be necessary to the marketing of the Business. The Management Services for which USU shall be responsible, subject in each case (i) to IWO’s oversight, review and ultimate control and approval, (ii) to IWO’s cash and credit availability and general budgetary considerations, and (iii) to the limitations of Section 3(c) below, shall include but shall not be limited to the following:

(i)	the marketing of mobile wireless services (and, to the extent determined by IWO’s Board of Directors, other IWO communications services) to be offered and provided by IWO;

(ii)	the management, tax compliance, accounting and financial reporting for IWO including the preparation and presentation of reports and reviews of the business, financial results and condition, regulatory status, competitive position and strategic prospects of IWO, and any financial reporting which may be required by a bankruptcy court in the event of a bankruptcy filing of IWO;

(iii)	retaining outside auditors for annual audits, and preparing and filing all financial and other reporting required by the SEC;

(iv)	the regulatory processing for IWO, including without limitation the preparation and filing of all appropriate regulatory filings, certificates, tariffs and reports that are required by, and participation in any hearings or other proceedings before, local, state and federal governmental regulatory bodies;

(v)	the engineering, design, planning, construction and installation, maintenance and repair (both emergency and routine) and operation of, and equipment purchases for, IWO;

(vi)	assisting IWO in the development and preparation of budgets, a business plan and personnel requirements, key performance standards, goals and indicators for IWO and compliance with the Budget Process referred to in Section 4(c) below;

(vii)	services relating to sales of the products and services offered by IWO, including processing orders for service and customer support but not billing for services provided by IWO and collection of receivables for IWO as long as such services are provided by Sprint;

(viii)	making appropriate management information services available to IWO, including software packages generally used by USU in the management of its own wireless operations;

(ix)	administering, enforcing, and performing all IWO agreements related to its dealings with Sprint and the Sprint PCS Network, including its Management Agreement, Sprint PCS Services Agreement, and any trademark and license agreements;

(x)	monitoring and controlling the Business as required by IWO;

(xi)	negotiating contracts, issuing purchase orders and otherwise entering into agreements on behalf of IWO for the purchase, lease, license or use of such properties, services and rights as may be necessary or desirable in the judgment of USU for the operation of IWO;

(xii)	supervising, recruiting and training all necessary personnel to be employed by IWO, and determining salaries, wages and benefits for IWO’s employees;

(xiii)	to the extent separate from USU’s programs, administering IWO’s employee benefit programs and IWO’s programs for compliance with applicable laws governing the administration and operation of such plans and programs;

(xiv)	administering IWO’s risk management programs, including negotiating the terms of property and casualty insurance and preparing a comprehensive disaster recovery program;

(xv)	working with IWO’s Chief Restructuring Officer in connection with the restructuring of the indebtedness and equity of IWO; and

(xvi)	in furtherance of the foregoing, making or committing to make permitted expenditures (including permitted capital expenditures) on behalf of IWO.

All of the Management Services shall be provided in a manner (including, without limitation, as to whether any particular service is performed by IWO personnel supervised by USU or directly by USU personnel) consistent with the services rendered by USU in connection with the Business during the Prior Period. Any material changes to the Management Services shall be approved by the Chief Restructuring Officer, which approval shall not be unreasonably withheld.

(b) ACCOUNTS. Subject to the foregoing, IWO shall be responsible for payment of all costs and expenses necessary to fund the ongoing business and operations of the Business, which shall include payments under Section 4, payments to independent contractors, payments to vendors and suppliers of the Business, and interest and principal payments to creditors who have financed the construction or operation of the Business. USU will have the right and authority to make deposits to and disbursements and withdrawals from IWO’s accounts as required in connection with the performance of its services hereunder.

(c) RESTRICTIONS ON USU’S AUTHORITY. Anything to the contrary in this Agreement notwithstanding, USU shall not take, or cause or permit to be taken, any of the following actions for or on behalf of IWO without the prior consent of the IWO Board of Directors:

(i)	settle any claim or litigation by or against IWO if the settlement involves a payment of $500,000 or more;

(ii)	(A) incur any indebtedness for borrowed money, lend money or guarantee debts of others (other than wholly-owned Subsidiaries of IWO) on behalf of IWO, or assign, transfer, or pledge any debts due IWO, or (B) release or discharge any debt due or compromise any claim of IWO, other than trade credit and advances to employees in the ordinary course of business;

(iii)	invest in or otherwise acquire any debt or equity securities of any other person, enter into any binding agreement for the acquisition of any interest in any business entity or other person (whether by purchase of assets, purchase of stock or other securities, merger, loan or otherwise), or enter into any joint venture or partnership with any other person, or enter into any agreement for the buildout of the Sprint PCS Network or any amendment to the Sprint management agreements; or

(iv)	sell, assign, transfer, or otherwise dispose of, or hypothecate or grant a lien on any license or other material assets belonging to IWO (other than the disposal of assets or equipment in the ordinary course of business).

Section 4. COMPENSATION.

(a) REIMBURSEMENT. IWO shall reimburse USU for all out-of-pocket expenses (“Out-of-Pocket Expenses”) reasonably incurred by USU for goods and services provided by third parties to, for or on behalf of IWO, plus travel expenses, directly incurred by USU as a consequence of performing its duties and responsibilities hereunder. USU shall provide IWO with a statement setting forth in reasonable detail (and with copies of invoices or other supporting documentation) the Out-of-Pocket Expenses claimed within thirty (30) days after they are incurred. IWO shall pay to USU each such amount within ten (10) days of receipt of such statement and invoices or other supporting documentation (it being understood that estimated Out-of-Pocket Expenses will not be reimbursed until USU provides IWO with the invoices or other supporting documentation therefor). A copy of such statements shall be provided to the agent for the secured lenders of IWO (or its financial advisors) for any month in which the Out-of-Pocket Expenses exceed $20,000.

(b) COST ALLOCATIONS. All costs associated with providing the Management Services, including employee costs, occupancy costs, information technology systems and software costs and overhead costs shall be borne solely by USU, and the sole compensation for providing the Management Services shall be the fees described herein. Except as provided in Section 4(a) for third party costs, USU will not allocate any additional costs incurred by USU to IWO for rendering the Management Services.

(c) MANAGEMENT FEE. Effective with the second calendar quarter of 2004, IWO shall pay to USU an annual management fee (the “Management Fee”) of $6,500,000.00. The Management Fee is payable monthly in arrears on the last business day of each month during the term of this Agreement. If IWO’s EBITDA (before restructuring cost and fees paid pursuant to this Agreement, “Performance EBITDA”) and net subscriber additions for any calendar quarter commencing with the second calendar quarter of 2004 are better than the First Level EBITDA and the First Level Net Adds (as such terms are defined below), respectively, for such quarter, but are not better than both the Second Level EBITDA and the Second Level Net Adds (as such terms are defined below), respectively, for such quarter, USU shall be entitled to an additional fee (a “Quarterly Adjustment”) for such quarter of $375,000. If IWO’s Performance EBITDA and net subscriber additions for any such calendar quarter are better than both the Second Level EBITDA and the Second Level Net Adds, respectively, for such quarter, USU shall be entitled to a Quarterly Adjustment of $625,000. If IWO’s aggregate Performance EBITDA and aggregate net subscriber additions for the period (the “2004 Period”) of three consecutive calendar quarters ending year-end 2004 or the period (the “2005 Period”) of four consecutive calendar quarters ending year-end 2005 are better than the aggregate First Level EBITDA and the aggregate First Level Net Adds, respectively, for such period, but are not better than both the aggregate Second Level EBITDA and the aggregate Second Level Net Adds, respectively, for such period, USU shall be entitled to an additional fee (an “Annual Adjustment”) equal to (i) in the case of the 2004 Period, any amount by which $1,125,000 exceeds the aggregate amount of the Quarterly Adjustments paid for the three quarters in such period (including any Quarterly Adjustment being paid for the final such quarter) and (ii) in the case of the 2005 Period, any amount by which $1,500,000 exceeds the aggregate amount of the Quarterly Adjustments paid for the four quarters in such period (including any Quarterly Adjustment being paid for the final such quarter). If IWO’s aggregate Performance EBITDA and aggregate net subscriber additions for the 2004 Period or the 2005 Period are better than both the aggregate Second Level EBITDA and the aggregate Second Level Net Adds, respectively, for such period, USU shall be entitled to an Annual Adjustment equal to (i) in the case of the 2004 Period, any amount by which $1,875,000 exceeds the aggregate amount of the Quarterly Adjustments paid for the three quarters in such period (including any Quarterly Adjustment being paid for the final such quarter) and (ii) in the case of the 2005 Period, any amount by which $2,500,000 exceeds the aggregate amount of the

Quarterly Adjustments paid for the four quarters in such period (including any Quarterly Adjustment being paid for the final such quarter). If USU is terminated by IWO without cause, USU shall be entitled to a prorated Annual Adjustment at the time of termination.

Promptly following the end of each calendar quarter, USU shall provide a certificate to the agent for the secured lenders of IWO (or its financial advisors) showing in reasonable detail for such quarter (and, if such quarter is the final quarter of the 2004 Period or the 2005 Period, for such period) the calculation of budgeted versus actual performance, Performance EBITDA, net subscriber additions, the Quarterly Adjustment and, if applicable, the Annual Adjustment. Quarterly Adjustments and Annual Adjustments shall be paid contemporaneously with the delivery of such certificates for the relevant quarter or period.

             The First Level EBITDA, Second Level EBITDA, First Level Net Adds and Second Level Net Adds for the 2004 Period and the calendar quarters therein are as follows:

	Q2 2004	Q3 2004	Q4 2004	Aggregate 2004
First Level EBITDA	$7,685,798	$8,005,862	$5,337,951	$21,029,611
Second Level EBITDA	$9,191,254	$9,582,442	$6,321,663	$25,095,359
First Level Net Adds	(840)	(1,315)	6,423	4,268
Second Level Net Adds	(688)	(1,076)	7,851	6,088

Any changes to the foregoing First Level EBITDA, Second Level EBITDA, First Level Net Adds and Second Level Net Adds shall be subject to the reasonable agreement of USU, the reasonable agreement of IWO, and the reasonable agreement of the Chief Restructuring Officer (the “Budget Process”). A budget for 2005 shall be submitted in the fourth quarter of 2004 and shall be subject to the Budget Process. The 2005 budget shall take into account the actual performance of IWO during 2004 and then current market conditions in determining the appropriate budget for EBITDA and net subscriber additions in 2005. First Level EBITDA and First Level Net Adds for the 2005 Period shall be 10% worse than the 2005 budgeted amounts for Performance EBITDA and net subscriber additions; and Second Level EBITDA and Second Level Net Adds for the 2005 Period shall be 10% better than the 2005 budgeted amounts for Performance EBITDA and net subscriber additions. Appropriate quarterly amounts for the 2005 Period shall be agreed to between USU and the Chief Restructuring Officer.

(d) RESTRUCTURING PREMIUM. USU agrees to devote such time, effort, and resources as are necessary to facilitate a successful, timely completion of an IWO restructuring of its balance sheet and of its contractual arrangements with Sprint. In consideration thereof, IWO agrees to pay to USU a restructuring premium, in addition to the Management Fee, Quarterly Adjustments and Annual Adjustments described above, calculated as follows:

(i)

a monthly payment of $100,000.00 (the “Restructuring Premium”) for the period beginning May 1, 2004 and ending on December 31, 2004 or the last day of the month during which the Effective Date occurs, whichever is earlier, and if such Effective Date has not occurred by December 31, 2004, a monthly payment of $75,000.00 for the period beginning January 1, 2005 and ending on the last day of the month during which the Effective

Date (as defined below) occurs. The Restructuring Premium shall be paid on a monthly basis, provided that IWO has received satisfactory support from USU in the pursuit of the restructuring transactions in any given month for which a payment is being made to the reasonable satisfaction of the Chief Restructuring Officer. If at any time the Chief Restructuring Officer reasonably believes that IWO is not receiving satisfactory support, the Chief Restructuring Officer shall notify USU in writing regarding areas that are unsatisfactory and USU shall be entitled to cure such deficiencies within thirty (30) days of receiving notice and receive its monthly Restructuring Premium as contemplated herein; and

(ii)	a bonus equal to $1,000,000.00 (the “Restructuring Bonus”) (subject to reduction of no more than $400,000 as set forth below) payable within ten (10) days after a Chapter 11 plan of reorganization under the United States Bankruptcy Code for IWO is confirmed and becomes effective (the “Effective Date”), provided that (1) USU has continued to manage IWO for the duration of 2004 at performance levels that are at least 90% of the 2004 Budget for EBITDA and net subscriber additions (this requirement will not be applicable if IWO terminates the Agreement prior to December 31, 2004); (2) USU has actively participated in negotiating proposed amendments to the Sprint agreements, if requested to do so by IWO while USU was providing Management Services under this Agreement; (3) USU has actively participated in the restructuring process and supported the Chief Restructuring Officer in a satisfactory manner as reasonably determined by the Chief Restructuring Officer while USU was providing Management Services under this Agreement; and (4) if IWO undergoes either a finance raising transaction or a sale during the restructuring process, USU has provided appropriate support to such processes as reasonably determined by the Chief Restructuring Officer while USU was providing Management Services under this Agreement.

Half of all monthly Restructuring Premium payments attributable to periods between August 1 and December 31, 2004, and two-thirds of all such payments attributable to periods commencing on or after January 1, 2005, shall be applied to reduce any Restructuring Bonus otherwise payable in accordance with paragraph (ii) immediately above, but in no event shall the Restructuring Bonus be so reduced by more than $400,000.

(e) TRANSACTION FEE. USU shall be eligible to receive a Transaction Fee in the event that IWO either raises new financing during the course of the restructuring process or is sold to a third party, and USU provides reasonable support in such transactions as reasonably determined by the Chief Restructuring Officer. In the case of a financing transaction, the Transaction Fee shall be 50 basis points of the amount that is raised and applied towards the paydown or payoff of IWO’s existing secured debt. In the case of a sale of IWO, the Transaction Fee shall 50 basis points on the first $150,000,000 of Gross Sale Proceeds (with no deductions for fees, commissions, premiums or closing costs), 75 basis points on the next $80,000,000 of Gross Sale Proceeds, and 100 basis points on any Gross Sale Proceeds above $230,000,000. A Transaction Fee shall be payable even if this Agreement is terminated prior to the closing of such transaction, provided that (1) USU continued to manage IWO in accordance with this Agreement during the time that the subject transaction was being planned and negotiated; (2) the performance of IWO during 2004 was above 90% of the 2004 Budget for EBITDA and net subscriber additions during the term of USU’s management; and (3) USU acted constructively, as reasonably determined by the Chief Restructuring Officer, in assisting IWO and its advisors to facilitate the subject transaction. The Transaction Fee shall be payable by IWO in cash upon the closing of the subject transaction.

(f) EARLY TERMINATION FEE. In the event IWO terminates this Agreement without cause, prior to the expiration of the original term, USU will also receive a $2,500,000.00 termination fee. Fifty (50%) percent of this termination fee is payable upon notice of termination with the remainder payable at the end of the transition period provided in Section 5(e) hereof, provided that the second installment is payable only if USU has performed the transition to the reasonable satisfaction of the Chief Restructuring Officer.

(g) DEFERRED FEE. If the term of this Agreement is not extended by IWO pursuant to Section 5(a) hereof and is not terminated by USU, IWO will pay USU a deferred fee of $1,500,000.00 at the end of the term of this Agreement. If the term of the Agreement is extended by IWO pursuant to Section 5(a) hereof and is not terminated by USU, IWO will pay USU a deferred fee of $500,000.00 at the end of the extended term. This deferred fee shall be in lieu of any early termination fee provided in Section 4(f), and in no event will USU receive both an early termination fee and a deferred fee.

(h) NO OTHER COMPENSATION. Except as otherwise provided for in this Agreement, USU acknowledges and agrees that it has no entitlement to any other or additional compensation whatsoever for rendering the Management Services.

Section 5. TERM AND TERMINATION.

(a) TERM. This Agreement shall commence effective as of the date hereof and shall terminate on December 31, 2005, unless IWO elects to extend this Agreement for one year. In the event this Agreement is extended for up to one year, IWO shall pay USU an extension fee of $1,000,000.00 payable on the date the extension becomes effective. IWO may give notice of its intention to extend the Agreement at any time prior to October 31, 2005.

(b) TERMINATION. Either party may terminate this Agreement at any time by giving the other party at least 30 days prior written notice, which notice shall contain the date of termination of this Agreement.

(c) REMEDIES. The remedies set forth herein are not intended to be exclusive, and all remedies shall be cumulative and may be exercised concurrently with any other remedy available to USU or IWO at law or in equity.

(d) CONTINUING OBLIGATIONS. Notwithstanding the provisions of Sections 5(a) and (b), no termination of this Agreement shall take effect until the expiration of the Transition Period (as defined below), unless IWO, acting through the Chief Restructuring Officer waives the Transition Period. After receipt of written notice of termination, but prior to the expiration of the Transition Period, USU shall continue to perform under this Agreement unless specifically instructed by the Chief Restructuring Officer to discontinue such performance in whole or in part. In the event of termination, USU and IWO shall remain liable for their respective obligations accrued under this Agreement prior to the expiration of the Transition Period.

(e) TRANSITION ARRANGEMENTS.

(i)	GENERAL. In the event of termination of this Agreement for any reason, USU shall, during the Transition Period, cooperate with IWO in order to facilitate the transition to a new management service provider or newly retained personnel (the “New Provider”). USU shall take all commercially reasonable steps to assist the New Provider in assuming the management of IWO and the operation of IWO’s cellular systems including, without limitation, transferring to the New Provider all historical financial, tax, accounting, billing network, MIS systems, personnel and organizational data, contracts and other data with respect to IWO in the possession of USU or its affiliates, and giving such consents, assigning such permits and executing such instruments as may be necessary to vest in the New Provider those rights that were used by USU to perform its services hereunder.

(ii)	“Transition Period” means the period commencing on the effective date of termination of this Agreement and expiring on the earlier of (x) the date one hundred twenty (120) days following such date of termination, and (y) the date on which IWO’s Chief Restructuring Officer instructs USU to discontinue its transition performance in whole. If IWO terminates the Agreement or the Agreement terminates because the original term expires, the Transition Period shall not extend past December 31, 2005 unless the Agreement is extended in accordance with Section 5(a). During the Transition Period, USU will receive its Management Fee but will not receive any Restructuring Premium, unless USU’s continued participation in the restructuring during the Transition Period is specifically requested by the Chief Restructuring Officer.

(iii)	Promptly following the termination of this Agreement, USU shall return to IWO, at IWO’s expense (i.e. for copying and shipping), all property of IWO, and all copies thereof in its possession or under its control, and all tangible embodiments of confidential information in its possession in whatever media such confidential information is maintained.

(iv)

During the Transition Period and for six months thereafter, none of New Provider or any of its affiliates will directly or indirectly induce any employee of USU or any of its affiliates (except IWO and its subsidiaries), to terminate employment with such entity, and will not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, employ or offer employment to any person who is or was employed by USU or any of its affiliates (except IWO and its subsidiaries), unless such person shall have ceased to be employed by such entity for a period of at least six months or unless USU has pre-approved the solicitation of such employee in writing.

Section	6. CONFIDENTIALITY.

(a) CONFIDENTIALITY. Except as required by law, USU shall, and shall cause each of its affiliates, and each of its and their respective partners, members, shareholders, directors, officers, employees and agents (collectively, “Agents”) to keep secret and retain in strictest confidence and not use for any purpose (other than the performance of services hereunder) any and all confidential Information relating to IWO and shall not disclose such information, and shall cause its Agents not to disclose such information, other than to USU’s advisors, lenders and investors.

Section 7. FORCE MAJEURE.

Neither of the parties will be liable for nonperformance or defective or late performance of any of its obligations hereunder (other than the prompt payment of any sums due hereunder) to the extent and for such periods of time as such nonperformance, defective performance or late performance is due to reasons outside such party’s control, including acts of God, war (declared or undeclared), acts (including failure to act) of any governmental authority, riots, revolutions, fire, floods, explosions, sabotage, nuclear incidents, lightning, weather, earthquakes, storms, sinkholes, epidemics, strikes, or delays of suppliers or subcontractors for the same causes.

Section	8. BOOKS AND RECORDS.

USU shall maintain and oversee the maintenance and preparation of proper and complete records and books of account for tax and financial purposes with respect to its management of the operation of the Business, including all such transactions and other matters as are usually entered into records and books of account maintained by persons engaged in business of like character or as required by law. USU shall maintain and oversee the maintenance and preparation of complete records and books of IWO for tax purposes. Books and records maintained for financial purposes shall be maintained in accordance with GAAP, and books and records maintained for tax purposes shall be maintained in accordance with the code and applicable treasury regulations.

Section	9. REGULATORY COMPLIANCE.

Subject to the other provisions of this Agreement, USU shall use commercially reasonable efforts to cause IWO and its wireless systems to remain in compliance in all material respects with applicable laws, rules and regulations, including rules and regulations promulgated by the FAA. Unless specifically retained to do so by IWO’s Board of Directors, USU shall have no management duties or responsibilities with respect to matters involving the Federal Communications Commission.

Section 10. INSPECTION RIGHTS; DELIVERY OF INFORMATION.

(a) COMPANY’S RIGHT TO INSPECT. USU will permit representatives of IWO, the Chief Restructuring Officer and other parties approved by the Chief Restructuring Officer, at IWO’s cost, during normal business hours and upon reasonable advance written request, to (i) visit and inspect during normal business hours USU’s properties and facilities which are utilized in connection with USU’s provision of services to IWO pursuant to this Agreement, including without limitation access to, and the right to make copies of, books and records of IWO located at such properties and facilities, and (ii) discuss with USU’s officers and employees such properties and facilities and USU’s provision of services to IWO pursuant to this Agreement. All such information shall be held in confidence by IWO, except for disclosures made to IWO’s advisors, lenders and investors, or as required to be disclosed by process of law or other applicable law.

(b) NOTICE OF CERTAIN EVENTS. Promptly, and in any event within five (5) business days after USU has received notice or has otherwise become aware thereof, USU shall give IWO’s Board of Directors and Chief Restructuring Officer notice of (i) the commencement of any material proceeding or investigation against IWO or USU by or before any governmental body or in any court or before any arbitrator which would be likely to have a material adverse effect on the Business or IWO, or on USU’s ability to perform its obligations hereunder, and (ii) the occurrence or non-occurrence of any event (x) which constitutes, or which with the passage of time or giving of notice or both would constitute, a default by IWO or USU under this Agreement or under any other material agreement to which IWO is a party or by which its properties may be bound (including, without limitation, any of IWO’s contracts with Sprint or its affiliates), or (y) would be likely to have a material adverse effect on the Business or IWO, or on USU’s ability to perform its obligations hereunder, giving in each case the details thereof and specifying the action being taken or proposed to be taken with respect thereto. Promptly upon receipt thereof, USU shall deliver to IWO copies of any material notice or report regarding any license from the grantor of such license or from any governmental authority regarding the Business or IWO.

(c) OTHER INFORMATION. From time to time and promptly upon each request, USU shall provide IWO with such data, certificates, reports, statements, financial projections, documents or further information regarding the business, equity owners, assets, liabilities, financial position or results of operations of USU, as may be reasonably requested by IWO.

(d) BANKRUPTCY. In the event that IWO becomes a debtor in a Chapter 11 case (or any other case), under the United States Bankruptcy Code, IWO shall file within ten days of the order of relief a motion to assume this Agreement pursuant to 11 U.S.C. § 365, and further will seek in good faith the prompt entry of an order authorizing IWO to assume this Agreement.

Section 11. MISCELLANEOUS.

(a) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument.

(b) CONSTRUCTION. Each of the parties hereto acknowledges that it has reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments thereto. The captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular, plural as the context may require. Unless otherwise specified, (i) the terms “hereof,” “herein,” and similar terms refer to this Agreement as a whole, (ii) references herein to Articles or Sections refer to articles or sections of this Agreement and (iii) the word “including” connotes the words “including without limitation unless the context requires otherwise.

(c) BENEFIT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of all parties hereto and their respective successors and permitted assigns; PROVIDED, however, that with the exception of collateral assignments to their credit facility providers, neither party may assign, grant a security interest in or otherwise transfer its rights and obligations under this Agreement without the prior written consent of the other party including as to IWO, the Chief Restructuring Officer.

(d) COMPLETE AGREEMENT. This document and each of the documents referred to herein, embody the complete agreement and understanding among the parties relating to the subject matter hereof and supersede and preempt any prior understandings (written or oral) relating to such subject matter.

(e) AMENDMENT. This Agreement may not be amended except by a writing signed by each of the parties and, as to IWO, the Chief Restructuring Officer.

(f) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws, and not the laws of conflict, of the State of Louisiana.

(g) SEVERABILITY. If any provision of this Agreement or the application thereof to any person or circumstance shall for any reason or to any extent be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but, rather, shall be enforced to the extent permitted by law, so long as the economic and legal substance of this Agreement and the actions contemplated hereby is not affected in any manner adverse to either party.

(h) FURTHER ASSURANCES. The parties agree that they will take all such further actions and execute and deliver all such further instruments and documents as may be required in order to effectuate the agreements set forth in this Agreement.

(i) WAIVER. No failure or delay on the part of the parties or any of them in exercising any right, power or privilege hereunder, nor any course of dealing among the parties or any of them shall operate as a waiver of any such right, power or privilege nor shall any single or partial exercise of any such right, power or privilege preclude the simultaneous or later exercise of any other right, power or privilege. The rights and remedies herein expressly provided are cumulative and are not exclusive of any rights or remedies which the parties or any of them would otherwise have.

(j) NOTICES. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given or made (i) upon delivery if delivered personally (by courier service or otherwise) or (ii) upon confirmation of dispatch if sent by facsimile transmission (which confirmation shall be sufficient if shown on the journal produced by the facsimile machine used for such transmission), and all legal process with regard hereto shall be validly served when served in accordance with applicable law, in each case to the applicable addresses set forth below (or such other address as the recipient may specify in accordance with this Section):

If to USU:	US Unwired Inc.
901 Lakeshore Drive
Lake Charles, LA 70601
(337) 436-9000
Attention: General Counsel

If to IWO:	IWO Holdings, Inc.
901 Lakeshore Drive
Lake Charles, LA 70601
337-436-9000
Attention: Chief Restructuring Officer

With a copy to:	Loughlin & Meghji Co.
148 Madison Avenue, Suite 800
New York, NY 10016-6700
Attention: James J. Loughlin, Jr.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have set their hands effective as of the date first written above.

IWO HOLDINGS, INC.

By:	/s/ JAMES J. LOUGHLIN, JR.
Name:	James J. Loughlin, Jr.
Title:	Chief Restructuring Officer

INDEPENDENT WIRELESS ONE CORPORATION

By:	/s/ JAMES J. LOUGHLIN, JR.
Name:	James J. Loughlin, Jr.
Title:	Chief Restructuring Officer

INDEPENDENT WIRELESS ONE LEASED REALTY CORPORATION

By:	/s/ JAMES J. LOUGHLIN, JR.
Name:	James J. Loughlin, Jr.
Title:	Chief Restructuring Officer

US UNWIRED, INC.

By:	/s/ ROBERT PIPER
Name:	Robert Piper
Title:	President and CEO